Centarus Business Consultants Ltd.

Management Consultants & Advisers
1821 Walden Office Square, Schaumburg, IL 60173
TELEPHONE: (866) 312-5711
FACSIMILE: (847) 232-3370

April 5, 2012

Gary A. Rosenberg
President and CEO
Q Lotus, Inc.
500 N. Dearborn Street, Suite 605
Chicago, Illinois 60654

Dear Mr. Rosenberg,

The following communication describes the proposed scope of services and fees relating to the provision of business consulting services for Q Lotus, Inc. ("Client", "you", or "your company") by Centarus Business Consultants, Ltd. ("Centarus"), together hereinafter referred to as the "Parties." The proposed scope has been developed based upon our communications and our understanding of your current business needs. Please review the proposal and authorize it if you agree with the terms. Execution of this "Agreement" will serve as a binding contract.

The services proposed in this Agreement are aimed at evaluating the assets of various sites throughout the country, for which the Client possesses mining rights, to determine the viability of having these sites valued under the requirements of appropriate SEC industry guides ("the Project"). The engagement scope will specifically include Centarus (1) introducing an expert evaluation provider ("Evaluation Provider") and (2) serving as a project manager for the work sought to be performed by the Client, to the extent that such project management services are authorized by the Client and supported by the Evaluation Provider (together referred to as the "Services"). The selected Evaluation Provider will furnish a number of requested services, as reflected in the "Service Agreement" (a copy of which is appended hereto as Attachment A).

Project Scope & Fees

Although the Project scope includes an examination of a number of potential sites, this Agreement will focus solely on the property located in Oregon (described in the Service Agreement as "silica sand prospect in Douglas and Jackson Counties, Oregon"). Furthermore, the Client will be required to evaluate the terms of the Service Agreement to determine whether the services proposed therein will meet its needs. If the Client deems the Service Agreement to be acceptable, it will authorize the agreement and submit it to the Evaluation Provider directly, with a copy provided to Centarus. Centarus fees are $4,500 for this first Oregon site/ state location and $3,500 for each future site/state location that the Evaluation Provider services now or in the future (regardless of the number of mines at that site), and such fees are provided in exchange for our Services ("Site Fee(s)").

The Evaluation Provider's fee for its services to be provided at the Oregon site has been quoted at $30,500, (including out of pocket expenses) as per the Service Agreement. Centarus currently retains a deposit of $16,500 of Client funds, of which it will apply $4,500 to pay Centarus' fee. Centarus shall, also, forward the remaining balance of $12,000 to the Evaluation Provider as a partial payment for its services. The additional amount of $5,250 will be due and payable directly to the Evaluation Provider within five (5) business days from execution date of this Agreement. This will, then, leave a projected total unpaid balance of $13,250, subject to conditions described in the Service Agreement. As per the terms of the Service Agreement, the Client will be directly billed for the unpaid balance by the Evaluation Provider. If the Client decides not to execute the Service Agreement with our Evaluation Provider, Centarus shall refund its deposit within two (2) business days.

The fees for Future services sought by Client from our Evaluation Provider will be paid directly to Centarus along with its Site Fee for each site/state location at the time of contracting with the Evaluation Provider. Centarus shall deduct its fee from the funds received and submit the balance to the Evaluation Provider. Additionally, Centarus shall be provided with a copy of any future engagement between the Evaluation Provider and the Client. Furthermore, if the Client or the Evaluation Provider fail to authorize, support, or facilitate Centarus' project management role, which is currently included as part of its offering of Services, the Client will be liable to pay Centarus entire Site Fee as a referral fee alone, without offset.

Miscellaneous

Entire Agreement and Amendments: This Agreement constitutes the entire agreement of the Parties with regard to the subject matter hereof, and replaces and supersedes all other agreements or understandings, whether written or oral. No amendment, extension, or modification of this Agreement will be binding unless in writing and signed by both Parties.

Binding Effect: This Agreement binds and benefits the Parties, their respective heirs, executors, administrators, successors and permitted assigns of the Parties hereto.

Assignment: Nothing in this Agreement will be construed to permit the assignment by Investors of any of its rights or obligations hereunder, and such assignment is expressly prohibited without the prior written consent of the Company.

Counterparts & Facsimile: This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The counterparts of this Agreement and all Ancillary Documents may be executed and delivered by facsimile or other electronic signature by any of the Parties to any other party and the receiving party may rely on the receipt of such document so executed and delivered by facsimile or other electronic means as if the original had been received.

Attorney's Fees: In the event of breach of this Agreement, and of said breach being submitted to an attorney for collection or enforcement, or if suit is brought for collection or enforcement, or if it is collected or enforced through probate, bankruptcy, or other judicial proceeding, then the prevailing Party will pay the other Party's costs of collection and enforcement, including reasonable attorney's fees.

Indemnification: Client will indemnify and hold harmless Centarus and its officers, directors, agents and employees from any loss, damage or liability resulting from any agreement or transactions between the Client and Evaluation Provider and Client and any third parties to this Agreement.

Non-Circumvent & Confidentiality: Client and its affiliates confirm that the identities of each Evaluation Provider introduced to it by Centarus in connection with proposed transactions will be the property of the Centarus and will remain so two (2) years from the date of execution of this Agreement, except where the Client has provided notice and reasonably acceptable proof of the existence of a preexisting relationship between it and the introduced Evaluation Provider. Furthermore, Client will only approach, solicit, or conduct business the Evaluation Provider or any other future introduced evaluation provider in a manner such that Centarus shall be included in the dealings and shall be compensated in the manner originally contemplated by this Agreement.

Governing Law and Jurisdiction: The validity, construction, and performance of this Agreement will be governed by the substantive laws of the State of Illinois. The Parties further agree that, unless otherwise agreed by the Parties, in the event of a dispute arising hereunder, the jurisdiction and venue of any proceeding will be proper solely in the County of Cook, State of Illinois. In the event a Party files an action in a jurisdiction, contrary to the provisions of this Section, the non-breaching Party will be entitled to have said action dismissed (without prejudice) and/or removed to the correct jurisdiction and the non-breaching Party will be entitled to the entry of a judgment against the breaching Party for any and all attorneys' fees, costs, and expenses (including, without limitation, travel expenses) arising out of such improper filing.

Although Centarus has set out the terms of our engagement in the form of a letter, you should understand that the authorization of this letter is a binding legal contract.

WE HAVE EACH READ THE ABOVE AGREEMENT BEFORE SIGNING IT, AND AGREE TO THE TERMS HEREIN.

Date: 4-5-12

Client:

Gary A. Rosenberg
President and CEO
Q Lotus, Inc.

Date: April 5, 2012

Centarus:

Louis Amatucci

Louis Amatucci
Managing Partner
Centarus Business Consultants, Ltd.

BEHRE DOLBEAR

Attachment A

founded 1911 MINERALS INDUSTRY ADVISORS
BEHRE DOLBEAR & COMPANY (USA), INC.

H. John Head, PE, CEng, President & CEO

April 5, 2012

Mr. Gary A. Rosenberg, CEO
Q Lotus
520 N Kingsbury St, Unit 1810
Chicago, IL 60654

Via electronic mail to Mr. Gobind Singh Khalsa: gkhalsa@centarusps.com

Re: Behre Dolbear Proposal 12-102 – Technical Review of a Silica Sand Prospect

Dear Mr. Singh Khalsa,

Behre Dolbear and Company (USA), Inc. (Behre Dolbear) is pleased to provide this proposal to Q Lotus for assistance with a technical review of a silica sand prospect in Douglas and Jackson Counties, Oregon.

BACKGROUND

Centarus Business Consultants, Ltd (Centarus), who represents Q Lotus, forwarded a brief note on the silica sand prospect. In a letter dated July 12, 2010 Robert L. Salmon, a mining consultant based in Rogue River, OR, stated that

> *"...the tonnage in the 400 acre block at 100 feet depth equals approximately 175,000,000 tons ..."*

This is rewritten in the cover note by Q Lotus as

> *"...the total **reserves** of silica claims on the Quartz Mountain based on the amount of tonnage in the 400 acre block at 100 feet depth which equals approximately 175,000,000 tons..." [emphasis added]*

Mr. Salmon applied an $80 per ton "value" to this tonnage to derive an astronomical total value to it.

Q Lotus want to understand what is needed to develop a full understanding of the silica prospect, possibly leading to a US Securities and Exchange Commission (SEC) under Guide 7[1] filing. Guide 7 provides guidelines for reporting mineral assets; it is subtitled "Description of Property by Issuers Engaged or to Be Engaged in Significant Mining Operations."

[1] Source URL: http://www.sec.gov/about/forms/industryguides.pdf

SCOPE AND APPROACH

As we discussed on the phone yesterday, the mining industry distinguishes between two types of mineral assets – "reserves" and "resources."

The term "reserve" is defined for SEC Guide 7 purposes as

> "That part of a mineral deposit which could be **economically** and legally extracted or **produced** at the time of the reserve determination." [Emphasis added.]
>
> The reserve can be Probable (Indicated) or Proven (Measured), with progressively better defined limits.

Although the term "resource" is not covered under SEC Guide 7, the meaning can be derived from equivalent Canadian terminology. The term "resource" is defined for Canadian National Instrument (NI) 43-101 purposes as

> "A Mineral Resource is a concentration or occurrence of diamonds, natural solid inorganic material, or natural solid fossilized organic material including base and precious metals, coal, and industrial minerals in or on the Earth's crust in such form and quantity and of such a grade or quality that it has **reasonable prospects for economic extraction**. The location, quantity, grade, geological characteristics and continuity of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge." [Emphasis added.]
>
> CIM Definition Standards, adopted November 27, 2010
>
> The resource can be Inferred, Indicated, or Measured, with progressively better defined limits.

It is Behre Dolbear's preliminary opinion that the document provided by Centarus does not have sufficient detail to determine if a "resource" exists nor to be able to quantify it.

In order to evaluate the potential of the site, Behre Dolbear proposes a staged approach, allowing Q Lotus to minimize their risk while investigating the site.

Stage 1. Preliminary Assessment

This would involve

- a review of available information on the site,
- discussions with Q Lotus, Centarus, and others who have knowledge of the site, and
- a site visit.

Other elements of this stage of the investigation would include

- likely markets for the silica products
- likely permitting issues for a mining operation, and
- preliminary mining and processing options.

The deliverable from Stage 1 would be a bullet-point summary report, with recommendations for future action. This would be prepared within two weeks of the site visit.

If the outcome of Stage 1 is favorable, Behre Dolbear will provide a scope and cost estimate for the Stage 2 work.

Behre Dolbear will not include in its Stage 1 review

- the ownership or claims status issues of the property, as that is beyond its professional capabilities, nor
- any environmental issues with the property, except to comment on likely permitting issues.

Stage 2. Determination of Resources

If the first stage of the investigation is successful, Behre Dolbear will propose to undertake a resource evaluation of the property.

This may include

- an exploration program, including drilling, trenching, and other investigation methods, to delineate the extent of the mineralization,
- a sampling program to determine the quality of the mineralization,
- the quantification of the mineralization, possibly into a resource, and
- a report, suitable for filing with the SEC.

If the outcome of Stage 2 is favorable, Behre Dolbear will provide a scope and cost estimate for the Stage 3 work.

Stage 3 Determination of Reserves

If the first and second stages of the investigation are successful, Behre Dolbear will propose to undertake a reserve evaluation of the property.

This may include

- further exploration activities, including drilling, trenching, and other investigation methods, to refine the extent and continuity of the mineralization,
- further sampling activities to refine the quality of the mineralization,
- a reserves and resources analysis,
- a market study to determine likely saleable products, sales prices, and transport costs,
- a mine plan to determine the likely operations for the mine itself, including stripping of overburden or waste, extraction operations, and haulage options,
- detailed processing options, including crushing and screening and other product refinement, and storage and shipping,
- capital and operating costs
- a financial model to determine the likely profitability of the operation,
- detailed investigations into the likely permitting of the operation, and
- a report, including Reserve statements suitable for filing with the SEC.

BEHRE DOLBEAR'S QUALIFICATIONS AND PROJECT TEAM

I have forwarded, under separate cover, Behre Dolbear's Statements of Qualifications for Reserves and Resources Estimates, and Technical and Economic Due Diligence Reviews and Independent Engineering Services.

For the initial stage of this project, the individuals who will be part of the team are:

Project Manager and Mining Engineer: Mr. Robert Archibald, P.E. is Managing Director of Behre Dolbear Management Consulting, Inc. Mr. Archibald has 35 years experience in the construction and industrial materials industries in engineering, operations, management and consulting. His expertise includes project development, engineering and design, reserve evaluation, business valuation, construction management, financial analysis, and project management. Mr. Archibald holds a Bachelors degree in Mining Engineering and a Masters degree in Business Administration specializing in project finance and is a Registered Professional Engineer.

SEC Specialist: Mr. David Abbott, Jr. Senior Associate will be reviewing the project site's geology. His expertise is in reserve and resource definition and classification, the U.S. Securities and Exchange Commission (SEC) disclosure requirements, and professional ethics and practices. He spent 21 years as a geologist with the SEC prior to joining Behre Dolbear in 1996. Much of his work at the SEC involved the investigation of and litigation support for precious and base metals, coal, and industrial minerals mining frauds. Since joining Behre Dolbear, Mr. Abbott has worked on a number of ore reserve audits for financial institutions and/or for filings to be made with the SEC, on due diligence inquiries, and mineral property valuations. He has also worked on litigation support cases involving ore reserve estimates and mining claim validity. Mr. Abbott is a Certified Professional Geologist and is a licensed Professional Geologist in Texas, Utah, and Wyoming. He received an AB in Earth Science from Dartmouth College and an M.S. in Geology from the Colorado School of Mines. He has experience as an expert witness in federal and state civil and criminal courts.

Mr. Abbott's specific project experience includes conducting due diligence examinations, mineral reserve audits, mineral resource and mineral reserve disclosures reviews, and field examinations on base and precious metals and industrial minerals properties. Projects have included reserve audits for gold, silver, PGMs, copper and other base metals, and a variety of industrial minerals.

Project Advisor: Mr H. John Head, P.E., C.Eng is the President and CEO of Behre Dolbear & Company (USA), Inc. He has 40 years of experience in the mining industry with specific expertise in underground and surface mine planning, ore reserves analysis, mine and tunnel ventilation, and mine safety and health issues, including litigation support and compliance audits. Mr. Head's general fields of competence include mine operations, mining engineering, and surface and underground mine feasibility studies.

He has experience in all aspects of mining including mine management and engineering, corporate and financial issues, mine safety and health, regulatory affairs, and consulting research services. Mr. Head has worked in mines in Zimbabwe, Australia, Canada, England, Ireland, the United States, Mexico, Indonesia, South Africa, Puerto Rico, Zambia, Malaysia, China, Jamaica, Panama, and Peru. His extensive experience allows him to provide solution-oriented approaches to a broad range of mining projects.

COMMERCIAL TERMS

A Consulting Services Agreement (CSA) is attached to this proposal. The terms and conditions of that CSA will govern performance of Behre Dolbear's services. If Q Lotus requires services outside the scope of work described in this proposal, Behre Dolbear and Q Lotus will execute work change orders covering such work. Q Lotus's email authorization for such work will be accepted, noted, and acted upon immediately and formal work change orders will be developed, as quickly as possible.

Professional Fees

Behre Dolbear will perform this work on a time and expenses basis. Professional fees will be US$26,500. Should the site visit not deemed to be necessary, the fees will be reduced by US$7,200.

Expenses

The total expenses, including office overhead and G&A costs, are estimated to be US$4,000. Should the site visit not deemed to be necessary, the expenses will be reduced by an estimated US$2,700. Behre Dolbear will be responsible for expenses during travel and such expenses will be reimbursed by Q Lotus in accordance with the CSA.

Expenses for purchase of third-party data, such as mine and property-related maps, will be additional and billed at cost plus the CSA standard markup.

Advance Payment

For engagements of this type, Behre Dolbear is obliged to request an advance payment equal to 50% of its professional fees (US$26,500) and 100% of estimated expenses (US$4,000). Q Lotus is asked to remit **US$17,250** prior to the commencement of its work. An invoice for this amount will be forwarded to Q Lotus upon execution of the CSA. Upon receipt of the advance payment, Behre Dolbear will immediately mobilize and engage its resources in the completion of the Scope of Work outlined in this proposal. Q Lotus will be invoiced for the balance of the fees and for any additional expenses when the draft report is submitted.

Proposal Validity

This proposal is valid until close of business in Denver, Colorado, USA, 30 days from the date of the proposal. After that time, Behre Dolbear will have no obligation to the Client and will reserve the right to modify the team, the work scope and the level of effort proposed herein.

Your interest in engaging Behre Dolbear for this assignment is appreciated. Please do not hesitate to contact me if you have any questions.

Sincerely,
BEHRE DOLBEAR & COMPANY (USA), INC.

H. John Head, PE, CEng
President & CEO

CONSULTING SERVICES AGREEMENT

This Agreement is entered into effective **April 5, 2012** by and between **Q Lotus** ("Client"), and **Behre Dolbear & Company (USA), Inc.**, a Colorado, U.S.A. corporation ("Consultant").

1. **Services.** Consultant shall perform for Client the consulting services ("Services") described in Section A of the attached Schedule I, which is by this reference incorporated as part of this Agreement.

2. **Performance Schedule, Term, Termination.** The Services shall be performed during the period stated in Section B of Schedule I. Client, however, may terminate this Agreement at any time without cause by giving Consultant notice of termination. If Client terminates this Agreement, Client shall pay Consultant for all work performed and costs incurred by Consultant as a consequence of such termination. Such costs shall include, but are not limited to, all costs incurred related to demobilization and termination of personnel and subcontractors.

3. **Compensation and Audit**. For performance of the Services, Client shall pay Consultant compensation in accordance with Section C of Schedule I. Consultant shall maintain records relating to the costs and expenses for which Consultant seeks reimbursement hereunder including time spent in performing the Services. Consultant shall retain such records for a period of six (6) months after the termination of this Agreement and Client may, upon request, audit such records or any other documentation proprietary to the Services; provided, however, Consultant may exclude from any such audit its trade secrets and any information which is proprietary to Consultant with respect to the performance of its consulting business. In the event Consultant is subpoenaed or otherwise required to appear to testify regarding work performed for the Client on this Proposal's project ("Project"), Client will reimburse Consultant for time and expenses. Time spent in actual deposition or testimony will be invoiced at twice the rate billed for the professional involved during the Project. Consultant shall ensure that any firm acting on its behalf in connection with the Services maintains and retains comparable records for the same period as required of the Consultant, and permits Client to conduct audits of such records.

4. **Independent Contractor.** In performing Services, Consultant shall be and have the status of an independent contractor and shall not act as or be an agent or employee of Client. As an independent contractor, Consultant will be solely responsible for determining the means, manner, and method for performing the Services. Client shall have no right to control or to exercise any supervision over Consultant as to how the Services will be accomplished.

5. **Client's Representative,** Consultant shall make itself available at all reasonable times and places to consult with Client in connection with the Services. Consultant shall report to and consult with Client through a representative designated by Client (hereinafter "Client's Representative"). The name of Client's Representative is set forth in Section E of the Schedule.

6. **Performance of Services.** Consultant shall perform its Services in accordance with the standards of care and diligence normally practiced by consulting firms held in high repute in the mineral industry for providing similar consulting services that are similar nature. All information furnished by Client is a representation or warranty by Client. Client is responsible

for the accuracy and completeness of such information and Consultant shall have the right to rely upon such information. If, during the six (6) month period following the completion and provision of the Services, Consultant is proven to have failed to meet industry standards and Client has promptly notified Consultant in writing of such failure, Consultant shall perform, at Consultant's cost, such corrective Services as may be required to remedy such failure. Client shall release, defend, and indemnify Consultant from and against any further liability arising from the Services or this Agreement once the faulty condition has been remedied.

Consultant shall be liable to Client in the event Consultant is guilty of gross negligence and willful misconduct, provided, however, that in no event will Consultant's aggregate liability to Client exceed the value of the labor fees paid to the Consultant by the Client.

7. **Consequential Damages.** Neither party shall be responsible or held liable to the other for consequential damages including without limitation, loss of profit, loss of product, loss of investment or business interruption. The rights and remedies provided herein are exclusive and in lieu of any other rights and remedies otherwise available at law or in equity. Indemnifications against, releases of liability and limitations of liability, damages and remedies shall apply in the event of the fault, negligence, strict liability or liability arising by statute of the party indemnified, released or whose liability is limited, or in whose favor damages or remedies are limited.

8. **Confidentiality.** All knowledge and information acquired or developed by or on behalf of Consultant hereunder shall be and remain the confidential and proprietary information of Client. All such information shall be provided Client at the termination of this Agreement. Consultant shall ensure that it and those performing on its behalf maintain strict security over all knowledge and information acquired or developed by it during the performance of this Agreement and shall not divulge any such knowledge or information directly or indirectly to any person, other than the authorized representatives of Client, without the Client's prior written consent.

9. **Subcontracts and Assignments.** This Agreement shall not be assignable by either party without the prior written consent of the other party, except that it may be assigned without such consent to the successor of either party, or to a person, firm or corporation acquiring all or substantially all of the business assets of such party, or to a wholly owned subsidiary of either party, or by Consultant to a corporation in which Consultant owns no less than 10% of the voting capital stock. Such assignment shall not relieve the assigning party of any of its obligations under this Agreement prior to the date of the assignment. No assignment of this Agreement shall be valid until this Agreement shall have been assumed by the Assignee. When duly assigned in accordance with the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Assignee. Consultant shall not subcontract for any part of the Services or obligations hereunder without the prior written consent of Client.

10. **Modifications, Waiver.** No amendment, modification or change in, addition to, or waiver of any of the provisions of this Agreement shall be binding upon either party unless it is in the form of a written instrument signed by each party. No waiver by either party of any breach by the other party of any of the provisions of this Agreement shall be construed as a

waiver of any subsequent breach, whether of the same or of a different provision in this Agreement.

11. **Notice.** Any notices required or authorized to be given by this Agreement shall be in written form, addressed to the proper party at the following address or such address as the party shall from time-to-time provide in writing to the other party in accordance with this Section:

If to Consultant:	Behre Dolbear and Company (USA), Inc. Attn: H. John Head, President & CEO 999 18th Street, Suite 1500 Denver, Colorado, 80202-2415
If to Client:	Q Lotus Attn: Mr. Gary A. Rosenberg, CEO 520 N Kingsbury St, Unit 1810 Chicago, IL 60654

All notices shall be given by personal delivery to the intended party to this Agreement by electronic communication, capable of producing a printed transmission, in hard copy, paper form delivered by registered or certified mail return receipt requested, or overnight or other express courier service. All notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt, or if by electronic communication, on the date of such communication. Any party may change its address for notice purposes by notice properly given.

12. **Survival.** Notwithstanding the termination of this Agreement, any duty or obligation which has been incurred and which has not been fully performed or discharged, and any right, unconditional or conditional, which has been created and has not been fully enjoyed, enforced, performed or satisfied (including but not limited to the duties, obligations, and rights with respect to confidentiality) shall survive such expiration or termination until such duty or obligation has been fully discharged and such right has been enforced, enjoyed, or satisfied.

13. **Severability.** In the event that any of the provisions, or portions of this Agreement, or applications thereof, are held to be unenforceable or invalid by any court of competent jurisdiction, Consultant and Client shall negotiate an equitable adjustment in the provisions of this Agreement with the intent to effect the purpose of this Agreement and the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected.

14. **Governing Law.** The provisions of this Agreement will be construed in accordance with the laws of the State of Colorado. The parties agree that any action concerning this Agreement must be brought in a court of competent jurisdiction in the City and County of Denver, State of Colorado, and they do hereby submit to the jurisdiction of such court regardless of their residence or where this Agreement may be executed.

______ Behre Dolbear ______ Client

15. **Press Releases.** No press release, or other similar announcement, which refers to Consultant or mentions Consultant by name shall be issued by the Client, or any Shareholder, Director, Officer, employee, agent, legal counsel or affiliate of Client, without the prior written consent of Consultant.

16. **Insurance.** Consultant will carry general liability insurance covering its professionals on the Project. If desired, Client can be named as a co-insured.

17. **Taxes and Governmental Impositions.** Consultant shall be responsible for payment of any and all fees, taxes, and/or governmental impositions imposed upon its revenues and deemed payable to any federal, state, or local agency within the Consultant's country of domicile. With regard to Services provided hereunder, Client shall be responsible for the determination and payment of any and all fees, taxes, and/or governmental impositions imposed upon Consultant's billings and/or revenues by any governmental agency or taxing authority outside the Consultant's country of domicile.

18. **Force Majeure.** No termination of this Agreement or liability of Consultant shall be based on a default hereunder when the default or failure results from any cause beyond the reasonable control of Consultant, which cause shall include, but not be limited to, a governmental act or inaction, regulation, interference, or failure to timely act, war, whether declared or not, riot or civil commotion, strike or other labor controversy, act of terrorism, fire or act of God or nature, inability to obtain labor, material or equipment on the open market, or delay of carriers, regardless of whether such cause could have been foreseen or prevented.

19. **Headings.** The headings in this Agreement are inserted only for convenience and shall not control or affect the meaning or construction thereof.

20. **Severability.** In the event one or more of the provisions of this Agreement or any other instrument related hereto is held invalid or unenforceable, the other provisions of this Agreement or other instruments shall not be affected and shall remain valid and enforceable between the parties with respect to its subject matter.

21. **Entire Agreement.** This Agreement, including its Schedule I, describes the full and complete understanding of the parties as of the date first above written relating to the subject matter hereof and supersedes any and all other agreements or representations, oral or written, made or dated prior thereto.

____________ Behre Dolbear

____________ Client

In witness of this Agreement, the parties hereto have entered into this Agreement effective the date first above written.

Client:

Q Lotus

By ______________________

(Name, Title) ______________________

Title **Consultant:**

BEHRE DOLBEAR & COMPANY (USA), INC.

By ______________________

(Name, Title) H. John Head, PE, CEng, President & CEO

SCHEDULE I

to that CONSULTING SERVICES AGREEMENT
between Q LOTUS and
BEHRE DOLBEAR & COMPANY (USA), INC.
dated April 5, 2012

SECTION A – SCOPE OF SERVICES

The Services to be performed by Consultant under this Agreement shall be generally as described in Exhibit A, Consultant's Proposal **P12-102** dated **April 5, 2012** ("Proposal"), a copy of which is attached to and by reference made part of this Agreement. The primary location of Consultant's performance of consulting Services shall be **at the Project site and Client's and Consultant's offices**, with supplemental consulting Services to be performed elsewhere as necessary.

SECTION B – TERM OF THIS AGREEMENT

The term of this Agreement shall commence on the date first above written and shall continue for a period not exceeding one year, unless sooner terminated by Client, or until satisfactory completion of the Services prior to such date.

SECTION C – COMPENSATION

1. Consultant's fees are charged at the hourly rate cited in the Proposal unless a fixed price or daily rate is cited in the Proposal, in which case such price or rate will prevail.

2. Unless agreed otherwise, in addition to payments for Services, Client will reimburse Consultant for the following expenses incurred in the performance of Services under this Agreement at cost plus a seven and one-half percent (7.5%) administrative charge:

   (a) Travel undertaken in the performance of Services;

   (b) Reasonable and necessary expenses incurred by Consultant not associated with (a) above;

3. A usage fee covering overhead costs will be assessed at the rate of five and one-half percent (5.5%) of Consultant's fees.

4. Unless stated otherwise in the Proposal, invoice statements will be sent to Client every thirty (30) days for the duration of the Project. Payment is due upon receipt. Invoices not paid within thirty (30) days of the date of invoice are subject to a late fee of one and one-half percent (1.5%) per month. Consultant reserves the right to stop all work if payment is not received within said 15 days.

5. If invoiced amounts are not paid when due and collection proceedings are required, Client agrees to pay Consultant's costs and collection expenses including any legal fees incurred by Consultant.

Behre Dolbear ____________ Client ____________

SECTION D – NOTICES

1. Any notices required or authorized to be given by this Contract shall be in written form, addressed to the proper party at the following address or such address as the party shall have designated to the other party in accordance with this Paragraph:

If to Behre Dolbear:	Behre Dolbear and Company (USA), Inc. Attn: H. John Head, President & CEO 999 18th Street, Suite 1500 Denver, Colorado, 80202-2415 Phone: (303) 620-0020 Fax: (303) 620-0024 Email: john.head@dolbear.com
If to Contractor:	Q Lotus Attn: Mr. Gary A. Rosenberg, CEO 520 N Kingsbury St, Unit 1810 Chicago, IL 60654 Phone: (312) 379-1800

SECTION E – CLIENT'S REPRESENTATIVE

Client's Representative is Mr. Gary A. Rosenberg or such party as may be designated in writing by the Client.

SECTION F – EMPLOYEES

Client agrees in accepting Consultant's Proposal that in the event it hires a Consultant's employee, associate, senior associate, or consultant utilized by Consultant within six (6) months and the completion of Consultant's report at the end of the Project, it will pay Consultant twenty-five percent (25%) of the individual's first year salary and bonus as a finder's fee to compensate Consultant for its costs in recruiting the professional and the loss of the professional's services.

SECTION G – RETENTION OF DATA

Consultant will not retain drafts of any reports once a new draft or final report is issued unless specifically requested otherwise by the Client. Consultant will retain all data provided by the Client on the Project in their records for the duration of two (2) years. After that two (2) year period, Consultant will retain only a copy of the report.

____________ Behre Dolbear ____________ Client